Trading Symbols (LMD:TSX V; LNGMF:OTC BB)

151 Bloor St West                                       Kenzo Oriental Tower 11K

Suite 890                                                        48 Dongzhimenwai Dajie

 Toronto, Ontario                                                    Dongcheng District

 Canada M5S 1S4                                                  Beijing 100027 China

 Tel :  +1.416.927.7000                                   Tel:  +011.8610.5160.0689

 Fax : +1.416.927.1222                                   Fax:  +011.8610.5160.0788

www.lingomedia.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

LINGO MEDIA SELLS 100,000,000th COPY IN CHINA

Toronto, Canada, December 8, 2005 – Lingo Media Inc. (LMD: TSX V; LNGMF: OTC BB), a leading educational publisher in China is pleased to announce the achievement of another milestone, after recently completing, along with its co-publishing partner People’s Education Press, the sale of its 100 millionth educational product component in China.

“We share this significant milestone with our valued partner, People’s Education Press,” said Michael Kraft, President & CEO of Lingo Media.  “As we continue to generate royalty streams from our co-publishing agreement, we are at the same time working on expanding our relationship with People’s Education Press in other product areas, which include audio-visual releases and other supplemental product extensions.”

“As the only English language learning programs to reach this milestone in the education market in China today, these programs developed with Lingo Media are not only flagship programs for People’s Education Press, but also for all of China,” said Yafu Gong, Director of People’s Education Press’ Foreign Languages Division.  “This achievement is proof that our collaboration with Lingo Media to jointly develop English language learning programs is the right model for China.”

About People’s Education Press

Founded on December 1st, 1950, People’s Education Press is a publishing house directly under the leadership of the Ministry of Education, specialized in researching, writing, compiling, publishing and distributing curricula, teaching materials and other educational publications, including print, audio-visual and electronic multimedia publications.  Approximately 300 new titles and 1,400 reprinted titles are published each year serving almost 200 million students in primary and secondary schools all over China.  Since its founding, People’s Education Press has published 20,000 titles with total impressions of 30 billion copies.

About Lingo Media

Lingo Media is a leading publisher of English language learning programs in China, incorporating print, audio/video cassette and CD-based products for students and teachers from pre-school through university. Founded in 1996, Lingo Media has an established presence in the Chinese educational market of more than 200 million English language students.  To date, over 100 million product components from Lingo Media’s library of more than 275 program titles have been published and sold in China.  As Lingo Media continues to pursue its royalty-based publishing business, the Company is pursuing its China Expansion Plan to establish and acquire businesses engaged in the distribution of books, newspapers and magazines.

For further information, contact:

Michael Kraft,

Yafu Gong,

Lingo Media, President & CEO

People’s Education Press, Director, Foreign Languages Division

Tel: (416) 927-7000 / (866) 927-7011 ext. 23

Tel: (+86-10) 5875 8260

Email: investor@lingomedia.com

Email:

gongy@pep.com.cn

To learn more, visit www.lingomedia.com

To learn more, visit www.pep.com.cn

Portions of this press release include "forward-looking statements", which may be understood as any statement other than a statement of historical fact.  Forward-looking statements contained in this press release are made pursuant to the safe harbour provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may vary materially from management's expectations and projections expressed in this press release.  Certain factors that can affect the Company's ability to achieve projected results are described in the Company's Annual Report 20-F and other reports filed with the Securities and Exchange Commission.

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